Filed with the Securities and Exchange Commission on May 30, 1997
                      Securities Act Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                          SECURITY BANK HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

        Oregon                                          93-0800253
(State of incorporation)                  (I.R.S. Employer Identification No.)

                   170 s. Second St., Coos Bay, Oregon 97420
              (Address of principal executive offices) (Zip Code)

                             1995 STOCK OPTION PLAN
                            (Full title of the plan)


                               Charles D. Brummel
                      President and Chief Executive Officer
                                170 S. Second St.
                             Coos Bay, Oregon 97420
                               (541) 267-5356-6899
                       (Name, address and telephone number
                              of agent for service)

                                   Copies to:
                              Gordon E. Crim, Esq.
                            Foster Pepper & Shefelman
                           101 S.W. Main St., 15th Fl.
                             Portland, Oregon 97204


                                          CALCULATION OF REGISTRATION FEE

                                     Number          Proposed     Proposed
                                     of              Maximum      Maximum
                                     Shares          Offering     Aggregate      Amount of
Title of Securities                  Being           Price Per    Offering       Registration
Being Registered                     Registered(1)   Share        Price          Fee
Common Stock                           96,600         $ 5.67       $  547,722    $165.98
Common Stock                          179,400         $ 11.50(2)   $ 2,063,100   $625.18

(1) The shares of Common Stock represent the number of shares with respect to which options have been granted or may be granted under the 1995
         Stock Option Plan. In addition, pursuant to Rule 416, this Registration
         Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2)      The  maximum   offering  price  for  the  shares  cannot  presently  be
         determined as the offering price is established at the time options are granted. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price  reported  for the Common Stock on NASDAQ on May
         28, 1997.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Security Bank Holding Company (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     (a) The Company's annual report on Form 10-KSB for the year ended December 31, 1996, filed pursuant to section 13(a) of the Securities Exchange Act of 1934, as amended, file number 0-27590.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the registrant document referred to in (a) above.

     (c) The description of the Common Stock contained in the Company's registration statement on Form SB-1 declared effective by the Commission on September 12, 1996 (File No. 33-80795).

     All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

         Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.           Indemnification of Directors and Officers.

         Under the Oregon Business Corporation Act (Oregon Revised Statutes ("ORS") Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful.
Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

         The Oregon Business Corporation Act also provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's Articles of Incorporation (the "Articles") provide that the company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

         The exhibits required by Item 601 of Regulation S-B being filed herewith or incorporated herein by reference are as follows:

Exhibit

4.1      Articles of Incorporation of Security Bank Holding Company
         Incorporated by reference to Exhibit 2.1 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

4.2      Bylaws of Security Bank Holding Company
         Incorporated by reference to Exhibit 2.2 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

4.3      Specimen Stock Certificate
         Incorporated by reference to Exhibit 3.0 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

5.1      Opinion of Foster Pepper & Shefelman

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Foster Pepper & Shefelman
                  (Included in Exhibit 5.1)

99       1995 Stock Option Plan of Security Bank Holding Company

         Incorporated by reference to Exhibit 6.6 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

Item 9.           Undertakings.

         The undersigned registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (3) To include any additional or changed material information on the plan of distribution;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coos Bay, State of Oregon, on the 21st day of May, 1997.

                                     SECURITY BANK HOLDING COMPANY


                                By:  /s/ Charles D. Brummel
                                     Charles D. Brummel, President and
                                     Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on May 21, 1997.



By: /s/ Charles D. Brummel                       By:
   Charles D. Brummel,                               Kenneth P. Messerle,
   Director, President and                           Director
   Chief Executive Officer



By: /s/ E. Samuel Dement                         By:  /s/ Donald L. Goddard
   E. Samuel Dement,  Director                        Donald L. Goddard,
                                                      Director


By: /s/ William A. Lansing                       By:  /s/ Harry A. Slack, Jr.
   William A. Lansing, Director                       Harry A. Slack, Jr.,
                                                      Director


By: /s/ Ralph W. Gazeley                         By:  /s/ Thomas R. Graham
   Ralph W. Gazeley, Director                        Thomas R. Graham
                                                     Director


By: /s/ Glenn A. Thomas                          By:
   Glenn A. Thomas, Director                         Kathleen M. Kerins,
                                                     Director


By: /s/ Ron L. Farnsworth
   Ron L. Farnsworth
   Controller (Chief Accounting Officer)

                                  EXHIBIT INDEX


Exhibit


4.1      Articles of Incorporation of Security Bank Holding Company
         Incorporated by reference to Exhibit 2.1 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

4.2      Bylaws of Security Bank Holding Company
         Incorporated by reference to Exhibit 2.2 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

4.3      Specimen Stock Certificate
         Incorporated by reference to Exhibit 3.0 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).

5.1      Opinion of Foster Pepper & Shefelman

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Foster Pepper & Shefelman
                  (Included in Exhibit 5.1)

99       1995 Stock Option Plan of Security Bank Holding Company
         Incorporated by reference to Exhibit 6.6 to the Company's registration statement on Form SB-1 as declared effective by the Securities and Exchange Commission on September 12, 1996 (File No. 33-80795).